EXHIBIT 99.1

[NOT VALID UNTIL MANUALLY EXECUTED AND DELIVERED]

CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

January 19, 2005

The Board of Directors
National Properties Corporation
4500 Merle Hay Road
Des Moines, IA 50310

Commercial Net Lease Realty, Inc.
450 South Orange Avenue
Suite 900
Orlando, Florida 32801

     Re: Registration Statement on Form S-4 of Commercial Net Lease Realty, Inc.

Gentlemen:

     Reference is made to our opinion letter (“opinion”), dated January 14, 2005.

     Our opinion was provided for the information and assistance of the Board of Directors of National Properties Corporation (the “Company”) in connection with its consideration of the transaction described therein and is not to be used, circulated, quoted or otherwise referred to for any purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company and Commercial Net Lease Realty, Inc. (“NNN”) desire to include our opinion in the above-referenced Registration Statement.

     In that regard, we hereby consent to the reference to our opinion in the above-referenced Registration Statement on Form S-4 under the captions “Questions and Answers About the Merger,” “Summary — Opinion of Financial Advisor to the Board of Directors,” “Summary — Conditions to the Merger,” “The Merger — Background,” “The Merger — NAPE’s Reasons for the Merger,” “The Merger - Opinion of NAPE’s Financial Advisor,” and “The Merger Agreement — Conditions to NAPE’s Obligations,” and to the inclusion of our opinion in the Proxy Statement/Prospectus included in the Registration Statement, appearing as Appendix C to such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

     In giving this consent, we do not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.